CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$43,016,268.35	$5,540.49

Pricing Supplement ELN-14 To the Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 February 26, 2014
$43,016,268.35 (452,089 Units) Equity Linked Notes due March 5, 2015 Linked to the Common Stock of Occidental Petroleum Corporation
General
•
The securities are designed for investors who seek interest at a rate of 8.0% per annum over the term of the securities and the opportunity to participate in 65% of the appreciation, if any, of the Reference Shares in excess of the Call Strike Price. Investors will not have the opportunity to participate in any appreciation of the Reference Shares unless the Final Share Price is greater than or equal to the Call Strike Price. Investors should be willing to lose up to $23.30 per $95.15 Unit of securities (excluding interest paid on the securities) if the Final Share Price is less than or equal to the Lower Put Strike Price and to accept the risks of owning equities in general and the common stock of Occidental Petroleum Corporation, in particular. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing March 5, 2015.†
•	The offering price per Unit of securities is $95.15. The aggregate number of Units is 452,089.
•
The securities priced on February 26, 2014 (the “Trade Date”) and are expected to settle on March 5, 2014 (the “Issue Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The common stock, par value $0.20 per share, of Occidental Petroleum Corporation (Bloomberg ticker symbol: OXY UN <Equity>). We refer to Occidental Petroleum Corporation as the “Reference Share Issuer.” For more information on the Reference Shares, see “The Reference Shares” herein.

Interest Payment:	8.0% per annum. Interest will be calculated on a 30/360 basis from and including the Issue Date to and excluding the Maturity Date.
Interest Payment Dates:	Interest will be paid monthly, commencing on April 5, 2014 and ending on March 5, 2015, subject to the modified following business day convention.
Record Date:	15 calendar days prior to the applicable Interest Payment Date, provided that the Interest Payment payable on the Maturity Date will be payable to the person to whom the Redemption Amount is payable.
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount per Unit based on the performance of the Reference Shares, calculated as set forth below.
• If the Final Share Price is less than or equal to the Lower Put Strike Price, the Redemption Amount per Unit will equal the product of the Downside Participation and the Lower Put Strike Price.
•
If the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, the Redemption Amount per Unit will equal the product of the Downside Participation and the Final Share Price.

• If the Final Share Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price, the Redemption Amount per Unit will equal the Principal Amount per Unit.
•
If the Final Share Price is greater than or equal to the Call Strike Price, the Redemption Amount per Unit will equal the sum of (a) the Upside Participation multiplied by the difference between the Final Share Price and the Call Strike Price and (b) the Principal Amount per Unit.

If the Final Share Price is less than the Upper Put Strike Price, you will receives less than your principal amount at maturity. Additionally, if the Final Share Price does not appreciate from the Initial Share Price by at least 6.00% (to $100.86), your payment at maturity will be less than your initial investment in the securities. You could lose up to $23.30 per $95.15 Unit of securities, excluding interest paid on the securities.

The Issuer has the option to elect to either pay the Redemption Amount in cash at maturity or to deliver a number of the Reference Shares per Unit equal to the Redemption Amount divided by the closing price of the Reference Shares on the Valuation Date. Any fractional share amounts will be paid in cash. The Redemption Amount will be determined on the Valuation Date and will not be adjusted for any changes in the closing price of the Reference Shares that may occur between the Valuation Date and the Maturity Date.

Principal Amount per Unit:	$95.15
Initial Share Price:	$95.15
Final Share Price:	The closing price of the Reference Shares on the Valuation Date, subject to adjustment as set forth under “Description of the Securities—Anti-dilution Adjustments” herein.
Lower Put Strike Price:	$76.16 (approximately 80.00% of the Initial Share Price)
Upper Put Strike Price:	$100.86 (approximately 106.00% of the Initial Share Price)
Call Strike Price:	$103.71 (approximately 109.00% of the Initial Share Price)
Downside Participation:	94.3387%
Upside Participation:	65%
Adjustment for Ordinary Dividend:
The Final Share Price will be adjusted to reflect any ordinary dividend on the Reference Shares that is different (higher or lower) than the Base Dividend. (see “Description of the Securities—Dividends, extraordinary cash dividends and other distributions” herein).

Base Dividend:	$0.72 per quarter
Valuation Date:†	March 3, 2015
Maturity Date:†	March 5, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22539T514
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event in respect of the Reference Shares, as described herein under “Market Disruption Events.” The Maturity Date is subject to postponement, as described herein, if such date is not an underlying business day or if the determination of the closing price for the Reference Shares on the Valuation Date is postponed because such date is not an underlying business day or as a result of a market disruption event in respect of the Reference Shares.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$95.15	$0.00	$95.15
Total	$43,016,268.35	$0.00	$43,016,268.35
(1) For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $95.15 principal amount of the securities on the Trade Date is $94.9597 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Risk Factors” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse
February 26, 2014

Additional Terms Specific to the Securities

You should read this pricing supplement together with the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for each $95.15 Unit of Securities

The table below illustrates the hypothetical Redemption Amounts at maturity for a $95.15 Unit of securities for a hypothetical range of performance of the Reference Shares. The hypothetical Redemption Amounts set forth below reflect the Initial Share Price of $95.15, the Lower Put Strike Price of $76.16, the Upper Put Strike Price of $100.86, the Call Strike Price of $103.71, the Downside Participation of 94.3387% and the Upside Participation of 65%. The “Total Return” as used in the following table reflects the difference between the Redemption Amount per Unit and the Principal Amount per Unit of $95.15, expressed as a percentage of such Principal Amount per Unit, but does not include interest on the securities. The hypothetical Redemption Amounts and Total Returns set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be determined on the Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Share Price	Percentage Change in Price of the Reference Shares	Redemption Amount*	Total Return (excluding interest on the securities)
$190.30	100.00%	$151.43	59.15%
$180.79	90.00%	$145.25	52.65%
$171.27	80.00%	$139.06	46.15%
$161.76	70.00%	$132.88	39.65%
$152.24	60.00%	$126.69	33.15%
$142.73	50.00%	$120.51	26.65%
$133.21	40.00%	$114.33	20.15%
$123.70	30.00%	$108.14	13.65%
$114.18	20.00%	$101.96	7.15%
$104.67	10.00%	$95.77	0.65%
$103.71	9.00%	$95.15	0.00%
$102.29	7.50%	$95.15	0.00%
$100.86	6.00%	$95.15	0.00%
$99.91	5.00%	$94.25	-0.94%
$98.00	3.00%	$92.46	-2.83%
$97.53	2.50%	$92.01	-3.30%
$96.10	1.00%	$90.66	-4.72%
$95.15	0.00%	$89.76	-5.66%
$90.39	-5.00%	$85.28	-10.38%
$85.64	-10.00%	$80.79	-15.10%
$76.16	-20.00%	$71.85	-24.49%
$66.61	-30.00%	$71.85	-24.49%
$57.09	-40.00%	$71.85	-24.49%
$47.58	-50.00%	$71.85	-24.49%
$38.06	-60.00%	$71.85	-24.49%
$28.55	-70.00%	$71.85	-24.49%
$19.03	-80.00%	$71.85	-24.49%
$9.52	-90.00%	$71.85	-24.49%
$0.00	-100.00%	$71.85	-24.49%

*	The Redemption Amount will be paid in cash or, at our election, in Reference Shares. Any fractional share amounts will be paid in cash.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Share Price is $47.58, a decrease of 50% from the Initial Share Price. The determination of the Redemption Amount when the Final Share Price is less than or equal to the Lower Put Strike Price is as follows:

Redemption Amount = Downside Participation × Lower Put Strike Price
Redemption Amount = 94.3387% × $76.16
Redemption Amount = $71.85

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $71.85 per $95.15 Unit of securities based on a return linked to the decline in the price of the Reference Shares.

Example 2: The Final Share Price is $85.64, a decrease of 10% from the Initial Share Price. The determination of the Redemption Amount when the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price is as follows:

Redemption Amount = Downside Participation × Final Share Price
Redemption Amount = 94.3387% × $85.64
Redemption Amount = $80.79

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $80.79 per $95.15 Unit of securities based on a return linked to the decline in the price of the Reference Shares.

Example 3: The Final Share Price is equal to the Initial Share Price of $95.15. The determination of the Redemption Amount when the Final Share Price is equal to the Initial Share Price and therefore greater than the Lower Put Strike Price and less than the Upper Put Strike Price is as follows:

Redemption Amount = Downside Participation × Final Share Price
Redemption Amount = 94.3387% × $95.15
Redemption Amount = $89.76

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $89.76 per $95.15 Unit of securities, an amount less than your principal amount, even though the Final Share Price is equal to the Initial Share Price.

Example 4: The Final Share Price is $99.91, an increase of 5.0% from the Initial Share Price. The determination of the Redemption Amount when the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price is as follows:

Redemption Amount = Downside Participation × Final Share Price
Redemption Amount = 94.3387% × $99.91
Redemption Amount = $94.25

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $94.25 per $95.15 Unit of securities, an amount less than your principal amount, even though the Final Share Price is greater than the Initial Share Price.

Example 5: The Final Share Price is $102.29, an increase of 7.50% from the Initial Share Price. Because the Final Share Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price, at maturity you would be entitled receive a Redemption Amount equal to the Principal Amount per Unit, or $95.15 per $95.15 Unit of securities.

Example 6: The Final Share Price is $142.73, an increase of 50% from the Initial Share Price. The determination of the Redemption Amount when the Final Share Price is greater than or equal to the Call Strike Price is as follows:

Redemption Amount = [Upside Participation × (Final Share Price - Call Strike Price)] + Principal Amount per Unit
Redemption Amount = [65% × ($142.73 - $103.71)] + $95.15
Redemption Amount = $120.51

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $120.51 per $95.15 Unit of securities based on a return linked to the appreciation in the price of the Reference Shares.

The Reference Shares

All information contained herein with respect to the Reference Shares and on Occidental Petroleum Corporation is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below. According to its publicly available filings with the SEC, Occidental Petroleum Corporation (“Occidental”) is an energy company that produces oil and condensate, natural gas liquids and natural gas; manufactures and markets chemicals and vinyls; and gathers, processes, transports, stores, purchases and markets oil, condensate, natural gas liquids, natural gas, carbon dioxide and power. The common stock of Occidental, $0.20 par value per share, is listed on The New York Stock Exchange. Occidental’s SEC file number is 1-9210 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Reference Shares or other securities of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Reference Shares and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

Historical Information

The following graph sets forth the historical performance of the Reference Shares based on the closing prices of the Reference Shares from January 2, 2009 through February 26, 2014. The closing price of the Reference Shares on February 26, 2014 was $95.20. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The price source for determining the Final Share Price will be the Bloomberg page “OXY UN <Equity>” or any successor page.

You should not take the historical prices of the Reference Shares as an indication of future performance of the Reference Shares or the securities. Any historical trend in the price of the Reference Shares during any period set forth below is not an indication that the price of the Reference Shares is more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the Reference Shares, see the information set forth under “The Reference Shares” herein.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Shares.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount in excess of $71.85 per $95.15 Unit of securities. If the Final Share Price does not appreciate from the Initial Share Price by at least 6.00% (to $100.86), your payment at maturity will be less than your initial investment in the securities. You could lose up to $23.30 per $95.15 Unit of securities, excluding interest paid on the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Reference Shares, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
LIMITED APPRECIATION POTENTIAL – The securities do not provide the ability to participate in the appreciation of the Reference Shares unless the Final Share Price has appreciated by more than 9.00% from the Initial Share Price, and even then only a portion of the excess thereof. If the Final Share Price is greater than or equal to the Call Strike Price, the Redemption Amount will equal the sum of (a) the Upside Participation multiplied by the difference between the Final Share Price and the Call Strike Price and (b) the Principal Amount per Unit. Because the Upside Participation is 65%, the Redemption Amount per Unit will not reflect the full appreciation of the Reference Shares in excess of the Call Strike Price. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE REDEMPTION AMOUNT WILL BE DETERMINED ON THE VALUATION DATE AND WILL NOT BE ADJUSTED FOR ANY CHANGES IN THE CLOSING PRICE OF THE REFERENCE SHARES THAT MAY OCCUR BETWEEN THE VALUATION DATE AND THE MATURITY DATE – At our election, we may pay the Redemption Amount at maturity in cash or in Reference Shares, with any fractional shares paid in cash. The amount of cash or the number of Reference Shares that you will receive will be determined on the Valuation Date and will not be adjusted for any changes that may occur in the closing price of the Reference Shares between the Valuation Date and the Maturity Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE REDEMPTION AMOUNT WILL BE CALCULATED BASED ON THE CLOSING PRICE OF THE REFERENCE SHARES ON THE VALUATION DATE – The calculation agent will calculate the Redemption Amount using the Final Share Price. Because the Final Share Price is calculated based on the closing price of the Reference Shares on the Valuation Date, the Redemption Amount will not be affected by the closing price of the Reference Shares at any other time during the term of the securities, which may be higher or lower than the closing price of the Reference Shares on the Valuation Date.

•
OUR HEDGING ACTIVITY MAY AFFECT THE VALUE OF THE REFERENCE SHARES AND THEREFORE THE VALUE OF THE SECURITIES – We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Shares or in other instruments, such as options, swaps or futures, based upon the Reference Shares. This hedging activity could affect the value of the Reference Shares and therefore the value of the securities. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the value of the securities declines. In particular, under certain circumstances we may unwind hedge positions by selling Reference Shares on the Valuation Date, which could adversely affect the market price of the Reference Shares on the Valuation Date, which could result in you receiving a lower Redemption Amount on the Maturity Date.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily or at a price advantageous to you. Credit Suisse Securities (USA) LLC (“CSSU”) currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•
EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•
SECONDARY MARKET PRICES  — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•
NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Reference Shares. The Final Share Price will be adjusted as described under “Description of the Securities—Anti-dilution Adjustments” herein if ordinary dividends are paid on the Reference Shares and as described under “Description of the Securities—Anti-Dilution Adjustments” herein if extraordinary dividends are paid on the Reference Shares. In addition, the Reference Share Issuer will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Reference Shares and the securities.

•
WE HAVE NO AFFILIATION WITH THE REFERENCE SHARE ISSUER – The Reference Share Issuer is not an affiliate of ours and will not be involved in the offering of securities pursuant to this pricing supplement in any way. Consequently, we have no control of the actions of the Reference Share Issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Reference Share Issuer has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the Reference Share Issuer. In addition, as we are not affiliated with the Reference Share Issuer, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer. As an investor in the securities, you should make your own investigation into the Reference Shares.

•
YOU HAVE NO RIGHTS AGAINST THE REFERENCE SHARE ISSUER – You will have no rights against the Reference Share Issuer. The securities are not sponsored, endorsed, sold or promoted by the Reference Share Issuer. The Reference Share Issuer has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities and makes no representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the securities in particular. The Reference Share Issuer is not responsible for, and has not participated in the determination of, the timing, prices or quantities of the securities to be issued or in the determination or calculation of the equation by which the payment at maturity of the securities is to be determined. The Reference Share Issuer does not have any liability in connection with the administration, marketing or trading of the securities.

•
THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SECURITIES ARE UNCERTAIN – No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the price of the Reference Shares on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Reference Shares;

o	the time to maturity of the securities;

o	interest and yield rates in the market generally;

o	the occurrence of certain events to the Reference Shares or the Reference Share Issuer that may or may not require an adjustment hereunder;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Share Issuer or stock markets generally and which may affect the price of the Reference Shares; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•
HISTORICAL PERFORMANCE OF THE REFERENCE SHARES IS NOT INDICATIVE OF FUTURE PERFORMANCE – The future performance of the Reference Shares cannot be predicted based on historical performance. We cannot guarantee that the price of the Reference Shares will be at a price that would result in a positive return on your overall investment in the securities.

•
THERE MAY BE POTENTIAL CONFLICTS OF INTEREST – We, CSSU and/or any other affiliate may from time to time buy or sell the Reference Shares or derivative instruments related to the Reference Shares for our or their own accounts in connection with our or their normal business practices. These transactions could affect the price of the Reference Shares, and thus affect the value of the securities.

In addition, we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Finally, we and our affiliates may, now or in the future, engage in business with the Reference Share Issuer, including providing advisory services. These services could include investment banking and mergers and acquisitions advisory services. These activities could present a conflict of interest between us or our affiliates and you. We or our affiliates may have also published and may in the future publish research reports regarding the Reference Share Issuer. This research is modified periodically without notice and may express opinions or provide recommendations that may affect the market price of the Reference Shares and, consequently, the value of the securities and the Redemption Amount payable at maturity.

•
ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Shares. However, an adjustment will not be required in response to all events that could affect the Reference Shares. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Anti-dilution Adjustments” herein for further information.

•
A MARKET DISRUPTION EVENT MAY POSTPONE THE CALCULATION OF THE CLOSING PRICE ON THE VALUATION DATE OR THE MATURITY DATE – If the calculation agent determines that a market disruption event, as defined herein, exists in respect of the Reference Shares on the Valuation Date, then the Valuation Date for the Reference Shares will be postponed to the first succeeding underlying business day, as defined herein, on which the calculation agent determines that no market disruption event exists in respect of the Reference Shares, unless the calculation agent determines that a market disruption event in respect of the Reference Shares exists on each of the five underlying business days immediately following the scheduled Valuation Date. Consequently, the existence of a market disruption event could result in a postponement of the Maturity Date, but no interest or other payment will be payable because of such postponement. For further information, please refer to “Market Disruption Events” herein.

•
HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES MAY AFFECT THE VALUE OF THE SECURITIES – Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the value of the securities may fall. The negative effect of such sales on the value of the securities could be pronounced because secondary trading in the securities is limited and illiquid.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES AND ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE REFERENCE SHARES OR THE VALUE OF THE SECURITIES – We or our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice.

•
THERE IS NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL CONTINUE FOR THE REFERENCE SHARES OR THAT THERE WILL BE LIQUIDITY IN THE TRADING MARKET – Although the Reference Shares are listed for trading on the New York Stock Exchange, there is no assurance that an active trading market will continue for the Reference Shares or that there will be liquidity in the trading market. Even if there is an active trading market, there may not be enough liquidity to allow the Reference Shares to trade easily at which point the value of the securities may be adversely affected.

Credit Suisse

Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group. Credit Suisse’s registered head office is in Zurich, and it has additional executive offices and principal branches located in London, New York, São Paulo, Hong Kong, Singapore and Tokyo. Credit Suisse’s registered head office is located at Paradeplatz 8, CH-8070 Zurich, Switzerland, and its telephone number is 41-44-333-1111.

Credit Suisse may act through any of its branches in connection with the securities as described in this pricing supplement and the accompanying prospectus supplement and prospectus.

Credit Suisse, Nassau branch, was established in Nassau, Bahamas in 1971 and is, among other things, a vehicle for various funding activities of Credit Suisse. The Nassau branch exists as part of Credit Suisse and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. The Nassau branch is located at Shirley & Charlotte Streets, Bahamas Financial Centre, 4th Floor, P.O. Box N-4928, Nassau, Bahamas, and its telephone number is 242-356-8125.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the securities for all purposes under the securities.

For further information about our company, we refer you to the accompanying prospectus supplement and prospectus and the documents referred to under “Incorporation by Reference” on page S-13 of the prospectus supplement and “Where You Can Find More Information” on page 3 of the accompanying prospectus.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the proceeds from this offering to hedge our obligations under the securities. In addition, we may also invest the proceeds temporarily in short-term securities.

One or more of our affiliates before and following the issuance of any securities may acquire or dispose of positions relating to the Reference Shares or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the Reference Shares to hedge our obligations under such securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the prices of the Reference Shares. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the price of the Reference Shares, there can be no assurance that the prices of the Reference Shares will not be affected. In particular, under certain circumstances we may unwind hedge positions by selling Reference Shares on the Valuation Date, which could adversely affect the market price of the Reference Shares on the Valuation Date, which could result in you receiving a lower Redemption Amount on the Maturity Date.

From time to time after issuance and prior to the maturity of the securities, depending on market conditions (including the prices of the Reference Shares), in connection with hedging certain of the risks associated with the securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to the Reference Shares. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the Reference Shares, we or one or more of our affiliates may liquidate a portion of those holdings at or about the time of the maturity of any securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates’ hedging activities will not be limited to any particular exchange or market.

Description of the Securities

Interest Payments

Interest Payments on the securities will be payable monthly, commencing on April 5, 2014 and ending on March 5, 2015 (each such date, a “Interest Payment Date”), subject to the modified business day convention (meaning that if any Interest Payment Date is not a business day, such Interest Payment Date will be postponed to the first following day that is a business day unless the first following business day is in the next calendar month, in which case such Interest Payment Date will be the first preceding day that is a business day). No additional Interest Payment will accrue or be payable as a result of a delayed payment because a scheduled Interest Payment Date is not a business day.

Interest Payments on each Interest Payment Date will be made to the holders of record of the securities at the close of business on the date 15 calendar days prior to each Interest Payment Date, whether or not such fifteenth calendar day is a business day.

Definitions

The following terms used in this pricing supplement have the following definitions:

A “business day” is any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are generally authorized or obligated by law or executive order to close.

The “closing price” of any Reference Shares or other securities on any date will be determined by the calculation agent by reference to the closing sale price (or, if no closing sale price is reported, the last reported sale price) of one Reference Share or such other securities on the principal exchange on which the Reference Shares or such other securities are then traded for such date or, if the calculation agent is unable to determine the closing price by reference to such closing sale price or last reported sale price, the closing price will be determined by the calculation agent in its reasonable discretion.

An “underlying business day” is any day that is (or, but for the occurrence of a market disruption event, would have been) a day on which trading is generally conducted on the exchange or related exchanges (each as defined below), other than a day on which one or more of the exchanges and related exchanges is scheduled to close prior to its regular weekday closing time. “Exchange” means the principal exchange on which the Reference Shares are traded. “Related exchange” means any exchange on which futures or options contracts relating to the Reference Shares are traded.

Market Disruption Events

A “market disruption event” is, in respect of the Reference Shares:

(a)
the occurrence or existence of a suspension, absence or material limitation of trading of the Reference Shares on the relevant exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange;

(b)
a breakdown or failure in the price and trade reporting systems of the relevant exchange as a result of which the reported trading prices for the Reference Shares during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

(c)
a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Reference Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market; or

(d)	a decision to permanently discontinue trading in such related futures or options contracts,

in each case, as determined by the calculation agent in its sole discretion, and in each case a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in the Reference Shares or any instrument related to the Reference Shares or to adjust or unwind all or a material portion of any hedge position in the Reference Shares with respect to the securities.

For the purpose of determining whether a market disruption event has occurred:

(a)
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in futures or options contracts related to the Reference Shares,

(b)
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

(c)	a suspension of trading in futures or options contracts related to the Reference Shares by the primary exchange or market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Reference Shares, as determined by the calculation agent in its sole discretion; and

(d)
a “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to the Reference Shares are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the calculation agent determines that a market disruption event exists in respect of the Reference Shares on the Valuation Date, then the Valuation Date will be postponed to the first succeeding underlying business day on which the calculation agent determines that no market disruption event exists in respect of the Reference Shares, unless the calculation agent determines that a market disruption event in respect of the Reference Shares exists on each of the five underlying business days immediately following the Valuation Date. In that case, (a) the fifth succeeding underlying business day after the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the market disruption event in respect of the Reference Shares, and (b) the calculation agent will determine the closing price for the Reference Shares on that deemed Valuation Date using its good faith estimate of the settlement price of the Reference Shares that would have prevailed on the relevant exchange as of the relevant valuation time on that deemed Valuation Date but for the occurrence of a market disruption event.

If the Valuation Date is postponed as a result of a Market Disruption Event as described above or because the scheduled Valuation Date is not an underlying business day, then the Maturity Date will be postponed to the third underlying business day following the Valuation Date as postponed.

Anti-dilution Adjustments

For the purposes of calculating the Final Share Price, the closing price of the Reference Shares will be multiplied by the share adjustment factor, which will initially be set to 1.0.  No adjustment to the share adjustment factor will be required unless such adjustment would require an increase or decrease of at least 1% of the share adjustment factor.

Upon making any adjustment to the share adjustment factor, the calculation agent will give notice as soon as practicable to us and The Bank of New York Mellon, as trustee, which will provide notice of such adjustment to the registered holders of the securities in the manner set forth below.

The calculation agent will not be required to make any adjustments to the share adjustment factor after the close of business on the Valuation Date. No adjustments to the share adjustment factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of the Reference Shares.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the share adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described herein and its determinations and calculations will be conclusive absent manifest error.

Dividends, extraordinary cash dividends and other distributions

If an ordinary dividend is paid on the Reference Shares that is different (higher or lower) than the Base Dividend, then, once the Reference Shares are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor will equal the product of (i) the prior share adjustment factor and (ii) a fraction, the numerator of which will be the current market price of the Reference Shares, and the denominator of which will be (x) the current market price of the Reference Shares minus (y) the ordinary dividend plus (z) the Base Dividend.

The “current market price” is the closing price of the Reference Shares on the business day prior to the ex-dividend date. The “ex-dividend date” is the date the Reference Shares begin trading ex-dividend on the relevant exchange.

In the event that a dividend or other distribution is declared on any class of the Reference Share Issuer’s capital stock (or on the capital stock of any surviving entity or subsequent surviving entity of the Reference Share Issuer (a “reference issuer survivor”)) payable in Reference Shares (or the common stock of any reference issuer survivor) then, once the Reference Shares are trading ex-dividend, the share adjustment factor will be adjusted to equal the product of (i) the prior share adjustment factor and (ii) a fraction, the numerator of which will be the number of Reference Shares (or the common stock of any reference issuer survivor) outstanding on underlying business day immediately preceding the ex-dividend date plus the number of shares constituting such distribution, and the denominator of which shall be the number of Reference Shares (or the common stock of any reference issuer survivor) outstanding on the underlying business day immediately preceding the ex-dividend date.

A dividend or other distribution, other than a quarterly cash dividend, consisting exclusively of cash to all or substantially all holders of the Reference Shares will be deemed to be an extraordinary cash dividend. If an extraordinary cash dividend occurs, the share adjustment factor will be adjusted so that the new share adjustment factor equals the product of (i) the prior share adjustment factor and (ii) a fraction, the numerator of which will be the closing price of the Reference Shares on the underlying business day immediately preceding the ex-dividend date and (b) the denominator of which will be the closing price of the Reference Shares on the underlying business day immediately preceding the ex-dividend date minus the extraordinary cash dividend.

Subdivisions and combinations of the Reference Shares

In the event that the outstanding Reference Shares (or the common stock of any reference issuer survivor) are subdivided into a greater number of shares or combined into a smaller number of shares, then once such subdivision or combination becomes effective, the share adjustment factor will be adjusted to equal the product of the prior share adjustment factor and the number of Reference Shares resulting from such subdivision or combination with respect to one Reference Share.

Reorganization events

Any of the following will constitute a reorganization event: (i) the Reference Shares are reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the Reference Share Issuer, (ii) the Reference Share Issuer has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the Reference Share Issuer completes a statutory exchange of securities with another corporation, (iv) the Reference Share Issuer is liquidated, (v) the Reference Share Issuer issues to all of its shareholders equity securities of an issuer other than the Reference Share Issuer (other than in a transaction described in clause ((i) or (ii) above) (a “spin-off stock”) or (vi) the Reference Shares are the subject of a tender or exchange offer or going private transaction on all of the outstanding shares that is consummated and completed for all or substantially all of such shares, as determined by the calculation agent in its sole discretion. If any reorganization event occurs, in each case as a result of which the holders of the Reference Shares receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a “marketable security”), other securities or other property, assets or cash (collectively “exchange property”), the closing price on any day for the Reference Shares will be determined by reference to the value of the exchange property following the effective date for such reorganization event (or, if applicable, in the case of spin-off stock, following the ex-dividend date for the distribution of such spin-off stock). The value of the exchange property on any day (the “determination date”) will be calculated as the sum of the values of the components of the exchange property as described below:

(a)	if the Reference Shares continue to be outstanding, the closing price of the Reference Shares (if applicable, as reclassified upon the issuance of any tracking stock) on the determination date;

(b)
for each marketable security received in such reorganization event (each a “new stock”), including the issuance of any tracking stock or spin-off stock or the receipt of any stock received in exchange for the Reference Shares, the closing price of such new stock on the determination date; and

(c)
for any cash and any other property or securities other than marketable securities received in such reorganization event (the “non-stock exchange property”), (i) if the combined value of the amount of non-stock exchange property received per Reference Share by holders of the Reference Shares, as determined by the calculation agent in its sole discretion on the effective date of such reorganization event (the “non-stock exchange property value”), is less than 25% of the closing price of the Reference Shares on the underlying business day immediately prior to the effective date of such reorganization event, the closing price on the determination date of a number of Reference Shares, if applicable, and of any new stock received in connection with such reorganization event, if applicable, in proportion to the relative number thereof received in such reorganization event, and with an aggregate value on the effective date of such reorganization event equal to the non-stock exchange property value, based on the closing prices thereof on the effective date of such reorganization event, in each case as determined by the calculation agent in its sole discretion, or (ii) if the non-stock exchange property value is equal to or exceeds 25% of the closing price of the Reference Shares on the underlying business day immediately prior to the effective date of such reorganization event or, if the Reference Shares are surrendered exclusively for non-stock exchange property (in each case, an “alternate stock event”), the closing price on the determination date of a number of shares of the alternate stock (as defined below) with a value on the effective date of such reorganization event equal to the non-stock exchange property value, based on the closing price thereof on the effective date of such reorganization event, as determined by the calculation agent in its sole discretion. The “alternate stock” will be the common stock of the company with a price volatility on the measurement date (each as defined below) that is nearest (whether higher or lower) to the price volatility of the Reference Shares, as selected by the calculation agent from a group of five stocks then included in the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion). The stocks from which the alternate stock is selected will be the five stocks with the largest market capitalization among the stocks then included in the S&P 500 Index (or such successor index) with the same primary “Industry” Standard Industrial Classification Code (“SIC Code”) as the Reference Share Issuer; provided, that if there are fewer than five stocks with the same primary “Industry” SIC Code as the Reference Share Issuer, the calculation agent will identify additional stocks then included in the S&P 500 Index (or such successor index), from the following categories, selecting stocks, as required, in each succeeding category in descending order of market capitalization, beginning with the stock in each category with the largest capitalization: first, stocks with the same primary “Industry Group” classification as the Reference Share Issuer; second, stocks with the same primary “Major Group” classification as the Reference Share

Issuer; and third, stocks with the same primary “Division” classification as the Reference Share Issuer; and provided further, that none of the five stocks from which the alternate stock will be selected will be a stock that is subject to a trading restriction under the trading restriction policies of Credit Suisse or any of its affiliates that would materially limit the ability of Credit Suisse or any of its affiliates to hedge the securities with respect to such stock (a “hedging restriction”). “Industry,” “Industry Group,” “Major Group” and “Division” have the meanings assigned by the Office of Management and Budget, or any successor federal agency responsible for assigning SIC codes. If the SIC Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. “Price volatility” means the average historical price volatility for the period of 100 underlying business days ending on the underlying business day immediately prior to the first public announcement of the relevant reorganization event (the “measurement date”) as such average historical price volatility for such stock is displayed on Bloomberg screen Equity HVG (using the settings N = 100 and Market: T) (or any successor thereto); provided, that if the price volatility of the Reference Shares or any stock identified in this sub-paragraph is not then displayed on Bloomberg, then the calculation agent, in its sole discretion, will determine the applicable price volatility.

In the event of any reorganization event in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash, as determined by the calculation agent in its sole discretion.  No interest will accrue on any exchange property.

In the event exchange property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments contained herein.

In the case of a tender or exchange offer or going-private transaction for all the outstanding shares of the Reference Share Issuer that is consummated and completed for all or substantially all of such shares and that involves exchange property of a particular type, exchange property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer or going-private transaction with respect to such exchange property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).

In the event that a reorganization event occurs, the calculation agent will determine, in its sole discretion, whether the Redemption Amount at maturity will consist of (i) Reference Shares, (ii) any stock, other securities or other property or assets (excluding fractional shares, the value of which will be paid in cash) received in such reorganization event, (iii) any alternate property or assets, including shares of the alternate stock, in lieu of or in combination with, the Reference Shares, (iv) the cash value of any, or any portion of, the foregoing or (v) any combination of the foregoing.

Other Adjustments

In the event that we (with the prior written approval of the calculation agent) or the calculation agent determine that an adjustment should be made to the share adjustment factor as a result of one or more events or circumstances not otherwise described above (even if such event or circumstance is specifically excluded from the operation of the provisions described above), we will at our own expense and acting reasonably request the calculation agent to determine as soon as practicable what adjustment (if any) is fair and reasonable to take account thereof.

The calculation agent will be solely responsible for the determination and calculation of any anti-dilution adjustments and of any related determinations and calculations with respect to any event described above under the headings “Anti-dilution Adjustments,” “Dividends, extraordinary cash dividends and other distributions,” “Subdivisions and combinations of the Reference Shares,” and “Reorganization events,” and its determinations and calculations with respect thereto will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each security, the arithmetic average, as determined by the calculation agent, of the fair market value of the securities as determined by at least three but not more than five broker-dealers (which may include CSSU or any of our other subsidiaries or affiliates) as will make such fair market value determinations available to the calculation agent.

Purchases

We may at any time purchase any securities, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

Upon the purchase and surrender for cancellation of any securities by us or the redemption of any securities, such securities will be cancelled by the trustee.

Book-entry, Delivery and Form

We will issue the securities in the form of one or more fully registered global securities, or the global notes. We will deposit the securities with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, as the depositary, and will register the securities in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

As long as the securities are represented by the global notes, we will pay the payment at maturity on the securities, if any, to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date.

For a further description of procedures regarding global securities representing book-entry securities, we refer you to “Description of Debt Securities—Book-Entry System” in the accompanying prospectus and “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Calculation Agent

The calculation agent is Credit Suisse International, an affiliate of ours. The calculations and determinations of the calculation agent will be final and binding upon all parties (except in the case of manifest error). The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to “Risk Factors—There may be potential conflicts of interest.”

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the securities, create and issue further securities ranking on an equal basis with the securities being offered hereby in all respects. Such further securities will be consolidated and form a single series with the securities being offered hereby and will have the same terms as to status, redemption or otherwise as the securities being offered hereby.

Notices

Notices to holders of the securities will be made by first class mail, postage prepaid, to the registered holders.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as short-term debt obligations.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities.  However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below.  Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein.  Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.

Alternative Characterizations of the Securities

It is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income to you that is different than that described below.  For example, the IRS could assert that the securities constitute a forward contract.  In such case, gain or loss would be recognized at maturity.  It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option.  In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed upon tax treatment described above, we will treat the securities as short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the excess of the stated redemption price at maturity of the obligation over the obligation’s issue price.  It is unclear how the rules governing short-term debt obligations apply to short-term debt obligations that have contingent payments, such as the securities.

Under the rules that apply to short term debt obligations, a cash method U.S. Holder (other than an Electing Cash-method U.S. Holder, as defined below) should include any discount on the security as ordinary income upon receipt.  Upon a sale or exchange of a security, a cash method U.S. Holder (other than an Electing Cash-method U.S. Holder) should recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the security.  Such gain or loss will be short-term capital gain or loss, except to the extent of the discount that has accrued on a straight-line basis through the date of the sale or exchange (or, if elected, according to a constant-yield method based on daily compounding), which should be treated as ordinary income.  In addition, a cash method U.S. Holder (other than an Electing Cash-method U.S. Holder) will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the security until it is included in income.

Under the rules that apply to short term debt obligations, an accrual method, a cash method U.S. Holder that elects to accrue the discount currently (an “Electing Cash-method U.S. Holder”), or certain specified taxpayers (e.g., regulated investment companies) should include any discount on the security as ordinary income as it accrues on a straight-line basis, unless it elects to accrue the discount on a constant yield method based on daily compounding.  Upon a sale or exchange of a security, such a U.S. Holder should recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the security.  Such gain or loss will be short-term capital gain or loss, except to the extent of any discount that has accrued on a straight-line basis (or, if elected, according to a constant-yield method based on daily compounding) through the date of the sale or exchange and has not previously been included in income, which should be treated as ordinary income.

Where the security provides for the payment of a coupon or coupons prior to maturity, it is uncertain whether such coupon should be treated as interest income includible in a U.S. Holder's income in accordance with such U.S. Holder's method of accounting (e.g., upon receipt, in the case of a cash method U.S. Holder), or treated as part of the redemption payment at maturity.  In view of this uncertainty, we intend to treat all coupons on the security as ordinary income when paid by us.  Where a security provides for contingent payments, it is also unclear whether a U.S. Holder would be eligible to amortize a portion of the purchase price as bond premium, if any.

You should consult your tax advisor regarding the alternative ways in which the coupons and the purchase price could be accounted for U.S. federal income tax purposes.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

Payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.   Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders
The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Proposed Legislation on Certain Financial Transactions

On January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Benefit Plan Investor Considerations

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose Reference Shares assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including CSSU and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Supplemental Plan of Distribution (Conflicts of Interest)

We will sell the securities to CSSU, acting as principal, for resale to one or more investors or other purchasers at the offering prices specified on the cover page of this pricing supplement. CSSU may offer the securities it has purchased as principal to other dealers. CSSU may sell securities to any dealer at a discount and the discount allowed to any dealer will not be in excess of the discount to be received by CSSU from us. After the initial public offering of any securities, the public offering price, concession and discount of such securities may be changed.

The securities will be a new issue of securities with no established trading market. CSSU intends to make a secondary market in the securities. Any of our broker-dealer subsidiaries or affiliates, including CSSU, may use this pricing supplement, together with the accompanying prospectus supplement and prospectus, in connection with the offers and sales of securities related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including CSSU, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker- dealer subsidiaries or affiliates, including CSSU, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including CSSU, has any obligation to make a market in the securities and any broker-dealer subsidiary or affiliate that does make a market in the securities may discontinue any market-making activities at any time without notice, at its sole discretion. No assurance can be given as to the liquidity of the trading market for the securities. The securities will not be listed on a national securities exchange in the United States.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We have agreed to indemnify CSSU against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that CSSU may be required to make in that respect. We have also agreed to reimburse CSSU for expenses.

In connection with this offering, CSSU may engage in stabilizing transactions and over-allotment transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the Reference Shares security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by CSSU in excess of the principal amount of securities CSSU is obligated to purchase, which creates a short position. CSSU will close out any short position by purchasing securities in the open market.

These stabilizing transactions may have the effect of raising or maintaining the market prices of the securities or preventing or retarding a decline in the market prices of the securities. As a result, the prices of the securities may be higher than the prices that might otherwise exist in the open market.

CSSU and its affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

In the United States, the securities may be offered for sale in those jurisdictions where it is lawful to make such offers.

CSSU has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the securities directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that it will not impose any obligations on us.

No action has been or will be taken by us or CSSU that would permit a public offering of the securities or possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus in any jurisdiction other than the United States.

Concurrently with the offering of the securities as described in this pricing supplement, we may issue other securities from time to time as described in the accompanying prospectus supplement and prospectus.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Credit Suisse